As filed with the Securities and Exchange Commission on August 2, 2002

Registration No. 333-92418

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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W HOLDING COMPANY, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

PUERTO RICO	66-0573197
(State or other Jurisdiction of	(I.R.S. Employer Identification
Incorporation or Organization)	Number)

19 WEST MCKINLEY STREET
MAYAGUEZ, PUERTO RICO 00680
(787) 834-8000
(Address, including zip code, and telephone number, including area code, of
Registrant’s Principal Executive Offices)
FREDDY MALDONADO
CHIEF FINANCIAL OFFICER AND VICE PRESIDENT
OF FINANCE AND INVESTMENT
19 WEST MCKINLEY STREET
MAYAGUEZ, PUERTO RICO 00680
(787) 834-8000
(Name, Address, including zip code, and telephone number, including area code, of Agent for Service)

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Copies to:
STUART G. STEIN, ESQ.
JEFFREY W. RUBIN, ESQ.
HOGAN & HARTSON L.L.P.
555 THIRTEENTH STREET, N.W.
WASHINGTON, D.C. 20004-1109
(202) 637-8575

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion, dated August 2, 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	August , 2002

$150,000,000
Common Stock
($1.00 par value per share)
Preferred Stock
($1.00 par value per share)

We may offer and sell from time to time in one or more offerings common stock, $1.00 par value per share, and one or more series of preferred stock, $1.00 par value per share, separately or together, with an aggregate offering price of up to $150,000,000 in amounts, at prices and on terms determined at the time of offering.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement and, if necessary, a pricing supplement, that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

You should carefully read this prospectus and any applicable prospectus supplement together with the information described under “Additional Information” and “Incorporation by Reference” in this prospectus before you decide to invest. This prospectus may not be used to consummate sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of the securities.

Investing in our securities involves risks. You should carefully consider the “Risk Factors” beginning on page 1 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “WHI”.

None of the Securities and Exchange Commission, any Commonwealth of Puerto Rico securities or financial institutions commission or any other United States federal or state securities or banking agency has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts or deposits and are neither insured nor guaranteed by us or by the U.S. Government, the Federal Deposit Insurance Corporation or any other governmental agency.

TABLE OF CONTENTS

Risk Factors...........................................................................................................	1

About This Prospectus..........................................................................................	4

Additional Information..........................................................................................	4

Incorporation by Reference....................................................................................	4

Forward-Looking Statements.................................................................................	5

The Company........................................................................................................	5

Consolidated Ratios of Earnings to Fixed Charges and Preferred Stock Dividends.............................................................................................................	7

Use of Proceeds......................................................................................................	7

Description of Capital Stock..................................................................................	8

Plan of Distribution................................................................................................	10

Legal Matters...........................................................................................................	12

Experts.....................................................................................................................	12

Prospective investors may rely only on the information specifically incorporated by reference or contained in this prospectus or any applicable prospectus supplement. Neither W Holding nor the underwriters referred to in “Plan of Distribution” in this prospectus or any prospectus supplement have authorized anyone to provide prospective investors with information different from that incorporated by reference or contained in this prospectus or any applicable prospectus supplement. This prospectus and any applicable prospectus supplement are not offers to sell nor are they seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and any applicable prospectus supplement is complete and correct only as of the date on the front cover of such documents, regardless of the time of the delivery of such documents or the date of any sale of these securities. In this prospectus, “W Holding,” the “company,” “we,” “us,” and “our” refer to W Holding Company, Inc. and “securities” refer to our common stock and preferred stock, separately or together.

Risk factors

You should carefully consider the following information together with the other information incorporated by reference or contained in this prospectus and any prospectus supplement before deciding to invest in our securities.

The economic environment involves risks that may affect our business and the price of our securities.

A prolonged economic downturn or recession would likely result in a reduction of our loan origination activity which would adversely affect our financial results. A period of prolonged general economic downturn or a recession has historically resulted in a reduction in lending activity and an increase in the rate of defaults in commercial loans, residential mortgages and consumer loans. The United States economy was believed to be in a period of recession during much of 2001. It is possible that, after an interval of economic growth, this recession may resume. A continued recession may have a significant adverse impact on our net interest income and fee income. We may also experience larger than previously reported losses on our loan portfolio due to a higher level of defaults on our loan portfolio.

We are subject to the general risks associated with the Puerto Rico economy. Substantially all of the properties and other collateral securing our commercial, real estate mortgage and consumer loans are located in Puerto Rico. These loans may be subject to a greater risk of default if the Puerto Rico economy suffers adverse economic, political or business developments, or if natural disasters affect Puerto Rico. If any such developments or risks adversely affect Puerto Rico, our profitability may decrease.

High levels of volatility in the equity markets in the United States and elsewhere may continue and adversely affect the prices of our securities. Since March 2000, prices for equity securities on securities exchanges in the United States and other countries have generally trended downward, and since August 2001, this trend has been accompanied by a high level of volatility in the averages for major equity indices as well as individual issues. A continuation of this volatility, combined with further declines in prices of equity securities generally, may significantly and adversely affect the prices for our securities.

An investment in our securities involves risks.

Dividends will not be paid unless declared by our board of directors. Our board of directors is not obligated or required to declare any monthly dividends. Our board of directors may determine, in its business judgment, that it would be in the best interest of the company to pay less than the full amount of or no dividends for any period even if funds are available.

Missed dividends in preferred stock we may issue never have to be paid. We may issue non-cumulative preferred stock, which means missed dividends may never have to be paid. If our board of directors does not declare a dividend on our preferred stock for any dividend period, then those dividends never have to be paid.

Applicable laws restrict our ability to pay dividends. Our main sources of liquidity are dividends from Westernbank, interest and dividends on portfolio securities and net proceeds from capital borrowings and offerings of our capital stock. Westernbank may not pay dividends if upon payment it would become undercapitalized under the regulations enforced by the FDIC. Westernbank also could be subject to these dividend restrictions if the FDIC determines that it is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. We are also subject to restrictions generally imposed on Puerto Rico corporations and may be restricted in our ability to pay dividends by minimum capital requirements imposed by the Federal Reserve Board. The Federal Reserve Board issued a policy statement that provides that insured banks and financial holding companies should generally pay dividends only out of current operating earnings.

A liquid market may not develop for preferred stock we may issue. A new series of preferred stock offered pursuant to a supplement to this prospectus will be a new issue and therefore no established public market will exist for such securities. An active or any trading market may not develop or be maintained. Even if such series of preferred stock is listed, the trading market may lack liquidity. Also, we cannot predict at what price our preferred stock will trade.

Risk factors

Provisions of our charter and applicable law may prevent a change of control. Provisions of our certificate of incorporation, as well as United States federal banking law, could make it more difficult for a third party to acquire us even if doing so would provide our stockholders with a “premium” to prevailing market prices or otherwise be beneficial to our stockholders. These provisions in our charter documents include:

†	a staggered board of directors;

†	a provision that prohibits stockholders from calling special meetings of stockholders;

†	advance notice procedures for nomination of directors and for stockholder proposals; and

†	super-majority board or stockholder approval for change of control.

The business of Westernbank involves risks.

Our performance is subject to interest rate risks. Our results of operations depend to a large extent on the success of Westernbank. Among the risks related to Westernbank are those related to interest rate fluctuations, lending operations and our ability to manage growth. Interest-rate fluctuations could adversely affect net interest income if our cost of funds increases faster than our yield on interest-earning assets.

Increases in interest rates may reduce the value of Westernbank’s loans and securities holdings. Increases in interest rates may reduce the value of Westernbank’s financial assets and may have an adverse impact on its earnings and financial condition. Westernbank owns a substantial portfolio of real estate loans, mortgage-backed securities and other debt securities with fixed interest rates. The market value of an obligation with a fixed interest rate generally decreases when prevailing interest rates rise.

Westernbank is subject to default risk in its loan portfolio. Westernbank is subject to the risk of loss from loan defaults and foreclosures with respect to the loans it originates or acquires. Westernbank establishes provisions for loan losses, which lead to reductions in its income from operations, in order to maintain its allowance for future loan losses at a level which is deemed appropriate by its management based upon an assessment of the quality of its loan portfolio in accordance with established procedures and guidelines. Although Westernbank’s management utilizes its best judgment in providing for loan losses, there can be no assurance that management has accurately estimated the level of future loan losses or that Westernbank will not have to increase its provisions for loan losses in the future as a result of future increases in non-performing loans or for other reasons beyond its control. Any such increases in Westernbank’s provisions for loan losses or any loan losses in excess of its provisions for loan losses would have an adverse effect on Westernbank’s future financial condition and results of operations.

Westernbank is exposed to commercial credit risk. In recent years, Westernbank has emphasized commercial lending activities. Commercial lending, including commercial real estate and asset-based lending, unsecured business lending and construction lending, are generally recognized as involving greater credit risk because they are larger in size and more risk is concentrated in a single borrower. In addition, the borrower’s ability to repay a commercial and a construction loan depends, in the case of a commercial loan, on the successful operation of the business or the property securing the loan and, in the case of a construction loan, on the successful completion and sale or operation of the project. The properties or assets securing these loans may also be harder to dispose of in foreclosure. If Westernbank experiences loan losses that are higher than its allowance for loan losses, our profits and financial condition may be adversely affected.

Risk factors

Changes in statutes and regulations, including tax laws and rules, could adversely affect us. Our company, as a Puerto Rico chartered financial holding company, and our subsidiaries are each subject to extensive federal and local governmental supervision and regulation relating to our banking and insurance business. For example, there are laws and regulations that restrict transactions between us and our subsidiaries. In addition, we benefit from favorable tax treatment of activities relating to the Westernbank International Division. Any change in such regulations, whether by applicable regulators or as a result of legislation subsequently enacted by the Congress of the United States or the applicable local legislatures, could have a substantial impact on Westernbank’s operations.

Competition with other financial institutions could adversely affect our profitability. Westernbank faces substantial competition in originating loans and in attracting deposits. The competition in originating loans comes principally from other Puerto Rico, U.S. and foreign banks, mortgage banking companies, consumer finance companies, insurance companies and other institutional lenders and purchasers of loans. A number of institutions with which Westernbank competes may have significantly greater assets, capital and other resources. In addition, certain of Westernbank’s competitors are not subject to the same extensive federal regulation that governs Westernbank’s business. As a result, certain of Westernbank’s competitors may have advantages in conducting certain businesses and providing certain services. Increased competition could require Westernbank to increase its rates charged on deposits or lower the rates offered on loans, which could adversely affect our profitability.

We have experienced significant growth in recent years. We have grown significantly in recent years, and we intend to continue to expand operations and asset size. Our total assets, consisting primarily of loans and investments and mortgage-related securities, have increased 14.46% since December 31, 2001, to $6.7 billion at March 31, 2002. Our failure to manage growth effectively could have a material adverse effect on our ability to pay dividends on our common stock.

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC,” using a “shelf” registration process. Under the shelf process, we may sell common stock and one or more series of preferred stock, separately or together, in one or more offerings up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the information described below under the headings “Additional Information” and “Incorporation by Reference.”

Additional Information

As permitted by SEC rules, this prospectus omits certain information that is included in the registration statement and its exhibits. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed below, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. These documents can be read at, or obtained from, the SEC, the SEC website or the New York Stock Exchange, as described below.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement of which this prospectus forms a part, are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may read and copy any document that we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you may call (212) 656-5060.

Our common stock is traded on the New York Stock Exchange under the symbol “WHI” and our Series B, Series C and Series D preferred stock are traded on the Nasdaq Stock Market’s National Market under the symbols “WBPRO”, “WBPRN” and “WBPRM”, respectively. Our Series A preferred stock is traded on the Nasdaq Stock Market’s over-the-counter bulletin board under the symbol “WBPRP.OB”.

Incorporation by Reference

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference in this prospectus the following documents that we have filed with the SEC (File No. 000-27377) under the Securities Exchange Act of 1934, or the “Exchange Act”:

Incorporation By Reference

†	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed on March 29, 2002;

†	Our Definitive Proxy Statement, as filed on April 1, 2002;

†	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as filed on May 10, 2002, as amended by Form 10-Q/ A, as filed on May 15, 2002;

†	Our Current Reports on Form 8-K, as filed on June 24, 2002 and July 11, 2002; and

†	The description of our common stock contained in our registration statement on Form 8-A, as filed on November 29, 2001 (which description incorporates by reference the information set forth under the caption “Description of the Holding Company’s Capital Stock” in our registration statement on Form S-4, as amended (File No. 333-76975)), including any amendment or report filed to update such description.

We also incorporate by reference all documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until all the securities being offered by this prospectus are sold.

We will provide, at no cost, to each person, including a beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated into this prospectus by reference, other than exhibits to these documents unless such exhibits are specifically incorporated by reference into these documents. Requests for copies should be directed to us, Attention: Freddy Maldonado, Chief Financial Officer and Vice President of Finance and Investment, W Holding Company, Inc., 19 West McKinley Street, Mayagüez, Puerto Rico 00680. Telephone requests may be directed to Mr. Maldonado at (787) 834-8000.

Forward-Looking Statements

Some information contained or incorporated by reference in this prospectus or any prospectus supplement constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe” or the negatives or other variations of these terms or comparable terminology. We caution that our actual results, performance or achievements may differ materially from those reflected in the forward-looking statements, including those set forth under “Risk Factors.” We also may provide projections, forecasts or estimates of future performance or cash flows. Projections, forecasts and estimates are forward-looking statements and will be based upon a number of assumptions. Actual events are difficult to predict and may be beyond our control. Actual events may differ materially from those assumed. Accordingly, there can be no assurance that any estimated results, projections, forecasts or estimates can be realized or that actual returns or results will not be materially different than those that may be estimated.

The Company

The following summary highlights selected information regarding W Holding. It does not contain all of the information that is important to you. You should carefully read this entire prospectus and any prospectus supplement, together with the other documents that are incorporated by reference into this prospectus and any prospectus supplement. In addition, you should carefully consider the factors set forth under the caption “Risk Factors” set forth in this prospectus and in the applicable prospectus supplement, as the case may be.

The Company

We are a financial holding company operating primarily through our wholly-owned subsidiary, Westernbank Puerto Rico, or “Westernbank.” In the third quarter of 2001, we acquired a general insurance agency and now operate it as Westernbank Insurance Corp.

We were organized under the laws of the Commonwealth of Puerto Rico in February 1999 to become the bank holding company of Westernbank. In July 2000, we became a financial holding company under the United States Bank Holding Company Act. As a financial holding company, we are permitted to engage in financial related activities, including insurance and securities activities, provided that the company and Westernbank meet certain regulatory standards.

Westernbank, which was founded as a savings institution in 1958, is a Puerto Rico-chartered commercial bank, deposits in which are insured to applicable limits by the United States Federal Deposit Insurance Corporation. Westernbank offers business and consumer financial services, including banking, trust and brokerage services. Westernbank Insurance Corp. operates as a general insurance agent by placing property, casualty, life and disability insurance.

At year-end 2001, we had total assets of $5.9 billion, net loans of $2.8 billion, deposits of $3.2 billion and stockholders’ equity of $387.9 million. Westernbank operates through a network of 48 bank branches located throughout Puerto Rico, primarily in the Southwestern portion of the island and in the San Juan Metropolitan area, and a website on the Internet. The branch network consists of 48 full-service offices, 17 of which focus on making small, unsecured personal loans under a new banking division called “Expresso of Westernbank.” The Expresso bank branch division was launched, and its 17 offices were opened (including four existing branches that were re-designated to operate under the Expresso division), in July 2002. In addition to its primary retail banking operations, Westernbank operates three other divisions: Westernbank International Division, which offers commercial banking and related services outside of Puerto Rico; Westernbank Trust Division, which offers a full array of trust services; and Westernbank Business Credit, a division focusing on commercial business loans secured principally by accounts receivable, inventory and equipment. Westernbank Business Credit manages Westernbank’s commercial loan portfolio, including the loans Westernbank acquired in June 2001 for $163.8 million from the Puerto Rico branch of Congress Credit Corporation.

In recent years, Westernbank has emphasized expansion in the San Juan metropolitan area, having opened 11 branches there since 1998, including seven Expresso bank branches in July 2002. In the first quarter of 2002, Westernbank, through its wholly-owned subsidiary, Westernbank World Plaza, Inc., acquired a 23-story office building in the business district of Hato Rey for the purposes of owning, managing and operating this property.

Our executive offices are located at 19 West McKinley Street, Mayagüez, Puerto Rico 00680, and our telephone number is (787) 834-8000.

Consolidated Ratios of Earnings to Fixed Charges and
Preferred Stock Dividends

The following table sets forth our consolidated ratios of earnings to fixed charges and preferred stock dividends for the respective periods indicated. We issued our Series A preferred stock in June 1998, our Series B preferred stock in May and June 1999, our Series C preferred stock in March 2001 and our Series D preferred stock in August 2001. The consolidated ratios of earnings to fixed charges and preferred stock dividends were computed by dividing earnings by fixed charges and preferred stock dividends, as specified below, using two different assumptions—one excluding interest on deposits and the second including interest on deposits.

	Three months
	ended
	March 31,		Year Ended December 31,
	2002		2001		2000		1999		1998		1997

Consolidated ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	1.61	x	1.58	x	1.60	x	1.87	x	2.16	x	2.45	x
Including interest on deposits	1.32		1.25		1.22		1.30		1.39		1.49

For purposes of computing these ratios, earnings represent income before income taxes plus fixed charges, excluding capitalized interest and preferred stock dividends. Fixed charges and preferred stock dividends represent all interest expense, including and excluding interest on deposits, as applicable, the portion of net rental expense that is deemed representative of the interest factor, the amortization of debt issuance expense and capitalized interest as well as the amount of pre-tax earnings required to pay dividends (preferred stock dividends divided by 1 minus our effective income tax rate applicable to continuing operations) on outstanding shares of our preferred stock, as noted above.

Use of Proceeds

Unless we specify otherwise in the applicable prospectus supplement, we will use the net proceeds primarily to support further growth in the business of Westernbank. We anticipate contributing substantially all of the net proceeds to Westernbank, which will increase its regulatory capital, thereby facilitating its ability to increase deposits and borrowings to fund additional investments.

Description of Capital Stock

The following summary of the terms of our common stock and our preferred stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the laws of Puerto Rico, our certificate of incorporation, by-laws and the certificates of corporate resolution that fix the designation and any preferences, rights, privileges and restrictions of our series of preferred stock.

DESCRIPTION OF COMMON STOCK

We are currently authorized to issue 300,000,000 shares of common stock, $1.00 par value per share. As of the date of this prospectus, there were 62,250,000 shares issued and outstanding, after giving effect to a three-for-two stock split in the form of a stock dividend with a distribution date of July 10, 2002. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

If the company is liquidated or dissolved or distributes all of its assets, and after the preferential rights of the holders of outstanding shares of preferred stock are satisfied, the holders of common stock will share ratably in the assets of the company legally available for distribution. The common stock:

†	is not redeemable;

†	is not convertible into other shares of our capital stock;

†	is not subject to a sinking fund; and

†	does not have any preemptive rights to subscribe for other shares issued by the company.

The holders of common stock are entitled to receive dividends on an equal per share basis when, as and if declared by our board of directors out of funds legally available. The shares of common stock to be offered pursuant to a prospectus supplement will, when issued, be duly authorized, validly issued, fully paid and nonassessable and will, subject to official notice of issuance, be admitted to trading on the New York Stock Exchange. The Bank of New York acts as transfer agent, registrar and dividend disbursement agent for the common stock.

The holders of common stock may be adversely affected by future issuances of our preferred stock. Our board of directors, without stockholder approval, can issue preferred stock in the future with special rights or preferences superior to those of our common stock as to dividends, conversion rights, liquidation rights and voting rights. For example, our board of directors could designate a new class of preferred stock with a separate class right to approve a merger or sale of substantially all the assets of the company or other matters. Consequently, the issuance of preferred stock may have the effect of delaying or preventing a change in control of the company. You should carefully review the information set forth under “Description of Preferred Stock” below and the caption “Risk Factors” in this prospectus and in any applicable supplements to this prospectus.

DESCRIPTION OF PREFERRED STOCK

The following description is a general summary of the terms of the preferred stock that we may issue. The description below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation, by-laws and the applicable certificate of corporate resolution that will determine the terms of the preferred stock.

Description of Capital Stock

General

We are currently authorized to issue 20,000,000 shares of preferred stock, $1.00 par value per share. As of March 31, 2002: 1,219,000 shares designated 7.125% Non-Cumulative, Convertible Preferred Stock, 1998 Series A, par value $1.00 per share (liquidation preference $25 per share), were outstanding; 2,001,000 shares designated 7.25% Noncumulative Monthly Income Preferred Stock, 1999 Series B, par value $1.00 per share (liquidation preference $25 per share), were outstanding; 2,208,000 shares designated 7.60% Noncumulative Monthly Income Preferred Stock 2001 Series C, par value $1.00 per share (liquidation preference $25 per share), were outstanding; and 1,791,999 shares designated 7.40% Noncumulative Monthly Income Preferred Stock 2001 Series D, par value $1.00 per share (liquidation preference $25 per share), were outstanding.

Subject to limitations prescribed by Puerto Rico law and our certificate of incorporation, our board of directors or, if then constituted, a duly authorized committee thereof, is authorized to issue, from the authorized but unissued shares of our preferred stock, preferred shares in such series as our board of directors may determine and to establish, from time to time, the number of preferred shares to be included in any such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such series, and such other subjects or matters as may be fixed by resolution of our board of directors.

The preferences, rights, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of corporate resolutions relating to such issues. You should refer to the prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:

(1)	the title and stated value of the preferred stock being offered;

(2)	the number of shares of preferred stock being offered, their liquidation preference per share, if any, and their purchase price;

(3)	the dividend rate(s), period(s) and payment date(s) or method(s) of calculating the payment date(s) applicable to the preferred stock being offered;

(4)	whether dividends will be cumulative or non-cumulative;

(5)	the provisions for a sinking fund, if any, for the preferred stock being offered;

(6)	the provisions for redemption, if applicable, of the preferred stock being offered;

(7)	any listing of the preferred stock being offered on any securities exchange or market;

(8)	voting rights, if any, of the preferred stock being offered;

(9)	the relative ranking and preferences of the series as to dividend rights and rights upon dissolution of the company or upon any distribution of its assets;

(10)	any limitations on issuance of any series of our preferred stock ranking senior to or on parity with the series of our preferred stock as to dividend rights and rights upon dissolution of the company or upon any distribution of its assets; and

(11)	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock being offered.

Description of Capital Stock

Rank

The preferred stock will have, upon dissolution of the company, or upon any distribution of its assets, the rights as stated in the applicable prospectus supplement.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment to stockholders, dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such distribution shall be payable to holders of record as they appear on our stock transfer books on such record dates as shall be fixed by our board of directors.

Redemption

The terms and conditions, if any, upon which the preferred stock will be subject to mandatory redemption or redemption at our option, either in whole or in part, will be described in the applicable prospectus supplement.

Voting Rights

Holders of preferred stock will have voting rights as indicated in the applicable prospectus supplement; provided, however, that in no event shall any holder of any series of preferred stock be entitled to more than ten votes for each such share.

Transfer Agent and Registrar

The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

Plan of Distribution

We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers, or to investors directly or through agents. Each prospectus supplement will describe the terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

Shares of common stock or preferred stock may also be sold in one or more of the following transactions:

(a)	block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

Plan of Distribution

(b)	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

(c)	a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange or Nasdaq Stock Market rules;

(d)	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; and

(e)	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

Broker-dealers may also receive compensation from purchasers of the securities, which is not expected to exceed that which is customary in the types of transactions involved.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Any underwriter, dealer or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, or “Securities Act,” of the securities so offered and sold and any discounts or commissions received by them, and any profit realized by them on the sale or resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of the securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered pursuant to such prospectus supplement, if any are purchased. Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriters may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

Plan of Distribution

Other than the common stock, which is listed on the New York Stock Exchange, each series of securities will be a new issue of securities and will have no established trading market. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

Legal Matters

Unless otherwise disclosed in the prospectus supplement accompanying this prospectus, the validity of the securities offered hereby will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C. Any underwriters will be advised about the validity of the securities and other legal matters by their own counsel.

Experts

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

August ___, 2002

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses to be incurred by W Holding Company, Inc. in connection with the issuance and distribution of the securities registered hereby. All of these expenses, except for the registration fee, are estimates:

Securities and Exchange Commission registration fee	$13,800
New York Stock Exchange or Nasdaq National Market application and listing fee, as applicable	30,000
Printing expenses	20,000
Legal fees and expenses (other than Blue Sky)	100,000
Accounting fees and expenses	15,000
Blue Sky legal fees and filing expenses (including fees of counsel)	7,500
Transfer agent fees and expenses	7,500
Miscellaneous expenses	25,000
Total	$218,800

     —

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Puerto Rico’s General Corporations Law of 1995 (“Puerto Rico’s Corporation Law”), a corporation may compensate any director or officer who is, has been a party, or is under threat of becoming a party to any imminent, pending or resolved civil, criminal, administrative or investigative action, suit or proceeding (except an action initiated by the corporation or initiated to protect the interests of the corporation), because he has been or is a director or officer of the corporation. The compensation may include the expenses incurred in a reasonable manner, including attorneys’ fees, adjudication or judgments, fines and amounts paid upon settling the action, suit or proceeding, if the director or officer acted in good faith and in a manner that he deemed consistent with the best interests of the corporation or, with respect to any criminal action or proceeding, the director or officer did not have reasonable cause to believe that his conduct was unlawful. The termination of any legal action, suit or proceeding by judgment, order, settlement or conviction or by a plea of nolo contendere, or its equivalent, does not in itself create the presumption that the director or officer did not act in good faith or in a manner that he reasonably believed to be consistent with the best interests of the corporation and that, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe that his conduct was unlawful.

     In addition, Puerto Rico’s Corporation Law allows a corporation to compensate any person who is, has been a party, or is under threat of becoming a party to any imminent, pending or resolved action, suit or proceeding initiated by the corporation or initiated to protect the interests of the corporation to procure a judgment in its favor because the person is or has been a director, officer, employee or agent of the corporation, or is or has been in office at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise. The compensation may include the expenses incurred in a reasonable manner, including attorneys’ fees, with respect to the defense or settlement of such action or suit, if the person acted in good faith and in a manner he reasonably deemed consistent with the best interests of the corporation and not opposed thereto.

     The determination of whether or not compensation should be paid to the director or officer is made:

           (1) by the Board of Directors, through a majority vote of the directors who were not parties to such action, suit or proceeding, even if such directors constitute less than a quorum; or

           (2) if there are no such directors or if such directors so determine, by independent legal counsel through a written opinion to that effect; or

           (3) by the stockholders.

     No compensation shall be made with respect to a claim, matter or controversy in which it has been determined that such person is liable to the corporation, except that through a motion to that effect, the court presiding in such action or suit determines that notwithstanding the adjudication of liability against, and in light of all of the circumstances of the case, such person has the fair and reasonable right to be compensated for those expenses which the court deems proper and only to the extent which the court so deems.

ITEM 16. EXHIBITS

     As set forth in the Index to Exhibits annexed hereto.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

           (1)    To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

           (2)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (3)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (4)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (5)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (6)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mayaguez, Commonwealth of Puerto Rico, on this 2nd day of August, 2002.

W HOLDING COMPANY, INC. (Registrant)

By: /s/ Frank C. Stipes Frank C. Stipes, Esq. Chairman of the Board, Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Frank C. Stipes Frank C. Stipes, Esq. Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

August 2, 2002

* Cesar A. Ruiz Director

August 2, 2002

* Pedro R. Dominguez Director

August 2, 2002

* Cornelius Tamboer Director

August 2, 2002

* Fredeswinda Garcia de Frontera Director

August 2, 2002

/s/ Freddy Maldonado Freddy Maldonado Chief Financial Officer and Vice President of Finance and Investment (Principal Financial Officer and Accounting Officer)

August 2, 2002

* By: /s/ FRANK C. STIPES Frank C. Stipes, Attorney-in-fact

W HOLDING COMPANY, INC.

EXHIBITS

TO

REGISTRATION STATEMENT ON FORM S-3

INDEX TO EXHIBITS

Exhibit No.	Description

1	Form of Underwriting Agreement (1)
3.1	Certificate of Incorporation of W Holding Company, Inc. (incorporated herein by reference to Appendix B to the Registrant’s Registration Statement on Form S-4, as amended (Reg. No. 333-76975), Article 7th of which establishes the rights of the Series A Preferred Stock
3.2	By-Laws of W Holding Company, Inc. (incorporated herein by reference to Exhibit 4 to the Registrant’s Registration Statement on Form 8-A, as filed November 29, 2001)
4.1	Certificate of Resolution establishing the rights of the Series B Preferred Stock (incorporated herein by reference to Exhibit 3.1.1 to the Registrant’s Registration Statement on Form S-4 (Reg. No. 333-76975))
4.2	Certificate of Resolution establishing the rights of the Series C Preferred Stock (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, as filed on March 30, 2001)
4.3	Certificate of Resolution establishing the rights of the Series D Preferred Stock (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, as filed on August 1, 2001)
5.1	Opinion of Hogan & Hartson L.L.P. (2)
12	Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (3)
23.1	Consent of Deloitte & Touche LLP (2)
23.2	Consent of Hogan & Hartson L.L.P. (contained in the opinion filed as Exhibit 5.1)
24	Power of Attorney (included on the signature page to the registration statement as originally filed)

(1)	To be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

(2)	Filed herewith.

(3)	Previously filed.